Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 pertaining to Group 1 Automotive, Inc. of our report dated June 25, 2009, related to the financial statements and supplemental schedules of the Group 1 Automotive, Inc. 401(k) Savings Plan, included in this annual report on Form 11-K as of December 31, 2008 and 2007 and for the year ended December 31, 2008.

/s/ UHY LLP
UHY LLP
Houston, Texas June 25, 2009